Exhibit 99.1

NEWS RELEASE                             [LOGO OF SYNIVERSE TECHNOLOGIES]

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
(813) 273-3000

Syniverse Reports Outstanding Third Quarter Results

Tampa, Fla. – October 27, 2005 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, today reported continued strong results for third quarter 2005:

•	Total revenues were $91.9 million for the third quarter 2005, an 11.4% increase compared to third quarter 2004.

•	Net revenue, which excludes off-network database queries or pass-thru revenue, was $88.9 million for the third quarter 2005, an increase of 14.9% compared to the same period in 2004.

•	Net loss attributable to common stockholders was $0.3 million in the third quarter 2005, compared to a net loss attributable to common stockholders of $9.0 million in the same period in 2004.

•	Adjusted net income, which normalizes results to reflect core business performance, was $16.9 million for the third quarter 2005, a 76.6% increase compared to the same period in 2004. Adjusted net income per share was $0.25 in the third quarter 2005, compared to $0.14 during the same period in 2004. Per share amounts in both periods assume all post-IPO shares were outstanding for the entire period.

•	Cash net income was $19.2 million for the third quarter 2005, a 64.6% increase compared to the same period in 2004. Cash net income reflects the positive cash impact resulting from the significant difference in amortization of goodwill for financial reporting and tax purposes and is determined by adding the cash savings arising from the tax deductible goodwill amortization to adjusted net income. Assuming all post-IPO shares were outstanding in each of the two quarters, cash net income per share was $0.28, compared to $0.17 during the same period in 2004.

•	Adjusted EBITDA was $41.1 million for the third quarter, a 21.0% increase compared to the same period in 2004.

Additional information reconciling Syniverse’s adjusted EBITDA to net income (loss), adjusted net income, and cash net income is set forth below.

“Syniverse delivered a tremendous quarter,” said Chairman and Chief Executive Officer Ed Evans. “We met or exceeded all of our key targets due to strong growth in the wireless industry, driving organic growth in our core products and additional contracts for recently launched services. Our contract with Cingular Wireless, our renewal with Sprint, and our growing list of mobile data roaming contracts with wireless carriers around the world are indicative of the momentum we have built this year.”

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com

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“Syniverse has never been in a better position, both financially and strategically,” continued Evans. “As we look ahead into 2006 and beyond, we are excited about our prospects for growth as we continue to expand our reach globally and introduce new products and services.”

“Syniverse’s excellent financial results for the quarter are due to strong volume growth and solid cost controls,” said Chief Financial Officer Ray Lawless. “We took advantage of an attractive credit market to refinance our 12 3/4% notes during the quarter, resulting in annual interest savings of nearly $7 million, favorably impacting our profitability.”

“Combining positive trends in the wireless industry with significant new business wins and contract renewals, we expect volumes to remain strong in the fourth quarter,” continued Lawless. “These growing volumes are expected to drive continued positive growth after normalizing for several unusual items contained in last year’s comparable quarter.”

Third Quarter 2005 Service Line Revenue

Technology Interoperability Services

Technology Interoperability revenue was $30.7 million in the third quarter 2005, a 46.6% year-over-year increase driven by revenues from IOS North America, strong organic growth in our GSM clearing product, and incremental growth in Message Manager and UniRoam services.

Network Services

Network Services revenue was $35.2 million in the third quarter 2005, a 6.5% year-over-year increase driven by continued volume increases in GSM transport services, calling name database services and products supporting mobile data roaming.

Number Portability Services

Number Portability revenue was $13.3 million in the third quarter 2005, a 15.0% year-over-year increase primarily due to increases in the number of porting transactions.

Call Processing Services

Call Processing Services revenue was $7.2 million in the third quarter 2005, a 13.5% year-over-year decrease primarily driven by the continued migration of carriers off our call processing platform to implement direct SS7 connections. This decline was partially offset by a strong year-over-year increase in revenues from Signaling Solutions.

Enterprise Solutions

Enterprise Solutions revenue was $2.5 million in the third quarter 2005.

Off-Network Database Queries (Pass-Thru)

Pass-thru revenue for the third quarter 2005 was $3.0 million.

Prior to the third quarter 2004, pass-thru revenue was reported within the network services category, but all periods presented herein have been reclassified for consistency. Pass-thru revenue is generated from charges incurred to access other providers’ databases on behalf of Syniverse customers. These charges are passed onto customers with little or no margin.

Third Quarter 2005 Business Highlights

•	Refinanced 12 3/4% notes, resulting in approximately $6.7 million in annual interest savings
•	Key customer and service contract wins:
•	Cingular Wireless, the largest wireless service provider in the United States, for clearing and settlement services
•	Sprint, the third largest wireless service provider in the United States, for multiple wireless roaming services
•	KDDI, Japan’s leading CDMA operator, for UniRoamSM interstandard, international roaming
•	Three additional CDMA carriers for CRX mobile data roaming

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Outlook

The company provides the following estimates for 2005:

	Fourth Quarter	Full Year

Net Revenues	$82-$84 million	$331-$333 million
Adjusted EBITDA	$36-$38 million	$146-$148 million
Adjusted Net Income	$14-$16 million	$55-$57 million
Cash Net Income	$16-$18 million	$64-$66 million

Non-GAAP Measures

Syniverse’s Adjusted Net Income is determined by adding the following to net income (loss): provision for income taxes, restructuring costs, impairment losses on intangible assets, loss on disposal of assets, amortization of intangibles recorded in purchase accounting, loss on extinguishment of debt, headquarters facilities move expenses, and transition expenses of integrating the IOS North America business to arrive at Adjusted Net Income (loss) before provision for income taxes. This adjusted pre-tax result is then further adjusted for a provision for income taxes at an assumed long-term tax rate of 39%, which excludes the effect of our NOLs.

Syniverse’s Cash Net Income is determined by adding the cash benefit of our tax-deductible goodwill to Adjusted Net Income. This benefit is a result of the differing treatments of approximately $362 million of goodwill on our balance sheet created primarily from our acquisitions from Verizon and of IOS North America. While not amortized for GAAP purposes, goodwill amortization is deductible in calculating our taxable income and hence reduces cash tax liabilities.

We present Adjusted Net Income and Cash Net Income because we believe that Adjusted Net Income and Cash Net Income provide useful information regarding our operating results, in addition to our GAAP measures. We believe that Adjusted Net Income provides our investors with valuable insight into our profitability exclusive of unusual adjustments, and Cash Net Income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. Neither of these measures should be reviewed without consideration of our net income and other GAAP measures.

Syniverse’s Adjusted EBITDA is determined by adding the following to net income (loss): net interest expense, provision for income taxes, depreciation, loss on disposal of assets, amortization, impairment losses on intangible assets, restructuring charges, loss on extinguishment of debt, headquarters facilities move expenses and the transition expenses of integrating the IOS North America business. A reconciliation of Adjusted EBITDA to net income (loss) is presented in the financial tables contained herein.

We present Adjusted EBITDA because we believe that Adjusted EBITDA provides useful information regarding our continuing operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we also utilize Adjusted EBITDA as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that Adjusted EBITDA, Adjusted Net Income and Cash Net Income are useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing operating performance or cash flows. Adjusted EBITDA, Adjusted Net Income and Cash Net Income have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flows statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business, and Adjusted Net Income and Cash Net Income should not be considered as a replacement for net income. We compensate for these

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limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income and Cash Net Income as supplemental information.

Third Quarter 2005 Earnings Call

Syniverse Technologies (NYSE: SVR) will host a conference call on Thursday, October 27, 2005 at 4:30 p.m. (ET) to discuss third quarter results. To participate on this call, please dial 1 (800) 299-6183 (for U.S. callers) or +1 (617) 801-9713 (international direct dial). The pass code for this call is 29489411.

This event will be Webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents.

A replay of this call will be available beginning Thursday, October 27, 2005 at 7:30 p.m. (ET) through Thursday, November 10, 2005, 8:00 p.m. (ET). To access the replay, please dial 1 (888) 286-8010 (for U.S. callers), or +1 (617) 801-6888 (international direct dial). The replay pass code is 99439302.

In addition, this earnings call will be archived on the Syniverse Technologies Corporate Web site under Investors—Webcasts and Presentations.

# # #

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 330 telecommunications carriers in approximately 44 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands and the United Kingdom and a global sales force in the United Kingdom, Luxembourg, Italy, China, Hong Kong, Brazil, Slovakia and India. For more information, visit www.syniverse.com

Cautions about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Syniverse Holdings, Inc

Condensed Consolidated Statements of Operations (unaudited)

(In thousands except per share information)

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2005
Technology Interoperability Services	$20,919	$30,662	$54,507	$81,062
Network Services	33,086	35,227	97,754	100,874
Number Portability Services	11,560	13,300	34,464	37,576
Call Processing Services	8,278	7,158	25,831	20,883
Enterprise Solution	3,508	2,517	10,929	8,526

Revenues excluding Off Network Database Queries	77,351	88,864	223,485	248,921
Off Network Database Queries	5,129	3,015	20,606	9,252

Total Revenues	82,480	91,879	244,091	258,173
Cost of operations	33,557	31,603	104,983	98,475

Gross Margin	48,923	60,276	139,108	159,698
Gross Margin %	59.3%	65.6%	57.0%	61.9%
Gross Margin % before Off Network Database Queries	63.2%	67.8%	62.2%	64.2%
Sales and marketing	4,615	6,227	15,059	17,701
General and administrative	10,372	13,649	27,888	36,183
Depreciation and amortization	10,142	11,246	30,323	35,321
Restructuring	—	143	289	143
Impairment losses on intangible assets	8,982	—	8,982	—

Operating income	14,812	29,011	56,567	70,350
Other expense, net
Interest expense, net	(13,512)	(7,905)	(39,238)	(26,262)
Loss on extinguishment of debt	—	(19,016)	—	(42,804)
Other, net	(6)	(6)	(12)	(6)

	(13,518)	(26,927)	(39,250)	(69,072)

Income before provision for income taxes	1,294	2,084	17,317	1,278
Provision for income taxes	2,316	2,379	6,508	6,747

Net income (loss)	(1,022)	(295)	10,809	(5,469)
Preferred stock dividends	(7,986)	—	(23,379)	(4,195)

Net loss attributable to common stockholder	$(9,008)	$(295)	$(12,570)	$(9,664)

Net income per share
Basic	$(0.23)	$(0.00)	$(0.32)	$(0.16)
Diluted	$(0.23)	$(0.00)	$(0.32)	$(0.16)
IPO pro forma(1)	$(0.02)	$(0.00)	$0.16	$(0.08)
Shares used in calculation
Basic	39,838	66,289	39,838	60,442
Diluted	39,838	66,289	39,838	60,442
IPO pro forma(2)	67,667	67,667	67,667	67,667

Notes:

1)	Assumes no preferred stock dividends since all of the outstanding preferred stock was either redeemed or converted to common shares after our IPO.
2)	Assumes shares outstanding after our IPO were outstanding for the full period above.

Selected Balance Sheet Data (unaudited):	As of September 30, 2005
(in thousands)
Cash	$23,004
Senior subordinated notes, net of discount	$189,374
Term note B	178,775

Total debt	$368,149

Common stock and additional paid-in capital	$457,203
Accumulated deficit and other comprehensive income	(147,970)

Total stockholders’ equity	$309,233

Syniverse Holdings, Inc

Reconciliation of Non GAAP Measures to GAAP (unaudited)

(In thousands except per share information)

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2005
Reconciliation to adjusted EBITDA
Net income (loss)	$(1,022)	$(295)	$10,809	$(5,469)
Interest expense, net	13,512	7,905	39,238	26,262
Loss on extinguishment of debt	—	19,016	—	42,804
Provision for income taxes	2,316	2,379	6,508	6,747
Depreciation and amortization	10,142	11,246	30,323	35,321
Restructuring	—	143	289	143
Impairment losses on intangible assets	8,982	—	8,982	—
Loss from disposal of assets	—	—	—	612
IOS North America transition expenses	—	567	—	3,073
Facilities move expense	—	110	—	605

Adjusted EBITDA	$33,930	$41,071	$96,149	$110,098

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2005
Reconciliation to adjusted net income and cash net income
Net income (loss)	$(1,022)	$(295)	$10,809	$(5,469)
Add provision for income taxes	2,316	2,379	6,508	6,747

Income before provision for income taxes	1,294	2,084	17,317	1,278
Restructuring	—	143	289	143
Impairment losses on intangible assets	8,982	—	8,982	—
Loss from disposal of assets	—	—	—	612
Purchase accounting amortization	5,434	5,742	16,273	18,585
IOS North America transition expenses	—	567	—	3,073
Facilities move expense	—	194	—	1,016
Loss on extinguishment of debt	—	19,016	—	42,804

Adjusted income before provision for income taxes	15,710	27,746	42,861	67,511
Less assumed provision for income taxes at 39%	(6,127)	(10,821)	(16,716)	(26,329)

Adjusted Net Income	9,583	16,925	26,145	41,182
Add cash savings of tax deductible goodwill(1)	2,097	2,300	6,291	6,900

Cash net income	$11,680	$19,225	$32,436	$48,082

Adjusted net income per share after IPO	$0.14	$0.25	$0.39	$0.61
Cash net income per share after IPO	$0.17	$0.28	$0.48	$0.71
Shares outstanding after IPO(2)	67,667	67,667	67,667	67,667

1)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization
2)	Assumes shares outstanding after our IPO were outstanding for all periods above.